EXHIBIT (14)



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements and Experts" in the combined Prospectus/Proxy Statement and to the incorporation by reference of our reports on the financial statements of Premier Insured Municipal Bond Fund, Connecticut Series dated September 4, 1996, Premier Insured Municipal Bond Fund, Florida Series dated September 4, 1996, Premier Insured Municipal Bond Fund, New Jersey Series dated September 4, 1996, Premier State Municipal Bond Fund, Connecticut Series dated June 5, 1996, and Premier State Municipal Bond Fund, Florida Series dated June 5, 1996, in this Registration Statement (Form N-14) of Premier State Municipal Bond Fund.

                                               ERNST & YOUNG, LLP

New York, New York
December 6, 1996